SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 12b-25

Commission File Numbers

ACME Communications, Inc. 333-84191

NOTIFICATION OF LATE FILING

(Check One):   [X] Form 10-K    [  ] Form 20-F   [  ] Form 11-K   [  ] Form 10-Q
                          [  ] Form N-SAR

For Period Ended: December 31, 2003

[  ]  Transition Report on Form 10-K

[  ]  Transition Report on Form 20-F

[  ]  Transition Report on Form 11-K

[  ]  Transition Report on Form 10-Q

[  ]  Transition Report on Form N-SAR

For the Transition Period Ended: ________________________________
Read Instruction (on back page) Before Preparing Form. Please Print or Type.

____________________________________________________________________________________________________
Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

____________________________________________________________________________________________________
If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

____________________________________________________________________________________________________

PART I-- REGISTRANT INFORMATION

ACME Communications, Inc.
______________________________
Full Name of Registrants

______________________________
Former Name if Applicable

2101 E. Fourth Street, Suite 202A
______________________________
Address of Principal Executive Office (Street and Number)

Santa Ana, CA 92705
______________________________
City, State and Zip Code

PART II-- RULES 12b-25 (b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

            (a)      The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ X ]     (b)      The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,
                      11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on
                      Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

            (c)      The accountant’s statement or other exhibit required by Rule 12b-25(c) has been attached if applicable

PART III — NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

The Company’s Form 10-K filing has been delayed until March 16, 2004 due to unexpected complications with our Edgar filing software.

PART IV— OTHER INFORMATION

(1)    Name and telephone number of person to contact in regard to this notification

Thomas D. Allen	(714) 245-9499
(Name)	(Area Code) (Telephone Number)

(2)    Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [x] Yes [ ] No

(3)    Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ACME Communications, Inc.
____________________________
(Name of Registrants as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2004	By: /s/ Thomas D. Allen
Thomas D. Allen
Executive Vice President and
Chief Financial Officer